UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant	[X]

Filed by Party other than the Registrant	[ ]

[ ]	Preliminary Information Statement
[ ]	Confidential, for Use of the Commission Only [as permitted by Rule 14a-6(e)(2)]
[X]	Definitive Information Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Section §240.14a-12

GOOD GAMING, INC.
(Exact name of Registrant as specified in its charter.)

Commission File number 000-53949

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11:
	1.	Title of each class of securities to which transaction applies:
	2.	Aggregate number of securities to which transaction applies:
	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	4.	Proposed maximum aggregate value of transaction:
	5.	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 240.0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid;
	2.	Form, Schedule or Registration Statement No.
	3.	Filing Party:
	4.	Date Filed:

GOOD GAMING, INC.
2130 North Lincoln Park West 8N
Chicago, IL 60614
773-698-6047

INFORMATION STATEMENT

Introduction

This Information Statement is being sent by first class mail to all record and beneficial owners of the common stock and preferred stock of GOOD GAMING, INC., a Nevada corporation, which we refer to herein as “HII,” “company,” “we,” “our” or “us.”  The mailing date of this Information Statement is on or about April 11, 2017.  The Information Statement has been filed with the Securities and Exchange Commission (the “SEC”) and is being furnished, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to notify our stockholders of following actions:

1.	Reverse splitting our shares of common and preferred stock stock on the basis of 1 for 1,000.

2.	Amending our Articles of Incorporation by decreasing our shares of common stock from 2,000,000,000 shares of common stock to 100,000,000 shares of common stock with a par value of $0.001 per share.

3.
Amending our Articles of Incorporation by decreasing our shares of preferred stock from 450,000,000 shares of preferred stock to 2,250,000 shares of preferred stock with a par value of $0.001 per share.

On February 17, 2017, the record date for determining the identity of stockholders who are entitled to receive this Information Statement, we had 1,995,840,000 shares of common stock outstanding; 7,500,000 shares of Series A Preferred Stock outstanding with each Series A Preferred share having 20 votes; 162,028,779 shares of Series B Preferred Stock outstanding with each Series B Preferred share having 1,000 votes per share; 1,000 shares of Series C Preferred Stock outstanding with the holders of the Series C as a single class entitled to vote the equivalent of 51% of all shares entitled to vote .  The total voting power of the outstanding common and preferred stock is 332,816,817,551 votes.  166,408,408,777 votes are required to pass each resolution described above. Our shares of common stock vote with our preferred stock as a single class on all matters submitted to our shareholders.

NO VOTE OR OTHER CONSENT OF OUR STOCKHOLDERS IS BEING SOLICITED IN CONNECTION WITH THIS INFORMATION STATEMENT.  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

On February 17, 2017, our board of directors approved the foregoing resolutions and directed the same be submitted to our shareholders for a vote thereon.  Our board of directors determined to pursue stockholder action by majority written consent of those shares entitled to vote in an effort to reduce the costs and management time required to hold a special meeting of stockholders and to implement the above action in a timely manner.

    On February 17, 2017, CMG Holding Group, Inc. holding 100,000,000 shares of Series B Preferred Stock which had 100,000,000,000 total votes and 1,000 shares of Series C Preferred Stock which had 168,642,198,551 total votes or a total of  268,642,198,551, Vikram Grover, our director holding 8,663,279 shares of Series B Preferred Stock which had 8,663,279,000 total votes, and David Dorwart our director holding 20,000,000 shares of Series B Preferred Stock which had 20,000,000,0000 total votes or 89.33% of the voting power approved each of the above resolutions. Our shares of common stock vote with our preferred stock as a single class on all matters submitted to our shareholders.

    We are not aware of any substantial interest, direct or indirect, by security holders or otherwise, that is in opposition to matters of action being taken.  In addition, pursuant to the laws of Nevada, the actions to be taken by majority written consent in lieu of a special stockholders meeting do not create appraisal or dissenters’ rights.

Under Section 14(c) of the Exchange Act, actions taken by written consent without a meeting of stockholders cannot become effective until 20 days after the mailing date of this definitive Information Statement, or as soon thereafter as is practicable.  We are not seeking written consent from any stockholders other than CMG Holdings Group, Inc. and our other stockholders will not be given an opportunity to vote with respect to the actions taken.  All necessary corporate approvals have been obtained, and this Information Statement is furnished solely for the purpose of advising stockholders of the actions taken by written consent and giving stockholders advance notice of the actions taken.

This information statement is being mailed or otherwise furnished to stockholders of GOOD GAMING, INC. a Nevada corporation (the “Company” or “We”) in connection with the prior receipt by the Board of Directors of approval by written consent of the holders of a majority of our common stock and preferred stock of proposals to:

1.	Reverse splitting our shares of common and preferred stock stock on the basis of 1 for 1,000.

2.	Amending our Articles of Incorporation by decreasing our shares of common stock from 2,000,000,000 shares of common stock to 100,000,000 shares of common stock with a par value of $0.001 per share.

3.
Amending our Articles of Incorporation by decreasing our shares of preferred stock from 450,000,000 shares of preferred stock to 2,250,000 shares of preferred stock with a par value of $0.001 per share.

    This information statement is being first sent to stockholders on or about April 11,  2017.  We anticipate that the amendments to our articles of incorporation increasing the authorized share capital and creating a class of preferred shares will become effective on or about April 21, 2017.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Vote Required

On February 17, 2017, the record date for determining the identity of stockholders who are entitled to receive this Information Statement, we had 1,995,840,000 shares of common stock outstanding; 7,500,000 shares of Series A Preferred Stock outstanding with each Series A Preferred share having 20 votes; 162,028,779 shares of Series B Preferred Stock outstanding with each Series B Preferred share having 1,000 votes per share 1,000 shares of Series C Preferred Stock outstanding with the holders of the Series C as a single class entitled to vot the equivalent of 51% of all shares entitled to vote .  The total voting power of the outstanding common and preferred stock is 332,816,817,551 votes.  166,408,408,777 votes are required to pass each resolution described above. Our shares of common stock vote with our preferred stock as a single class on all matters submitted to our shareholders.

Vote Obtained

        On February 17, 2017, CMG Holding Group, Inc. holding 100,000,000 shares of Series B Preferred Stock which had 100,000,000,000 total votes and 1,000 shares of Series C Preferred Stock which had 168,642,198,551 total votes or a total of  268,642,198,551, Vikram Grover, our director holding 8,663,279 shares of Series B Preferred Stock which had 8,663,279,000 total votes, and David Dorwart our director holding 20,000,000 shares of Series B Preferred Stock which had 20,000,000,0000 total votes or 89.33% of the voting power approved each of the following resolutions:

1.	Reverse splitting our shares of common and preferred stock stock on the basis of 1 for 1,000.

2.	Amending our Articles of Incorporation by decreasing our shares of common stock from 2,000,000,000 shares of common stock to 100,000,000 shares of common stock with a par value of $0.001 per share.

3.
Amending our Articles of Incorporation by decreasing our shares of preferred stock from 450,000,000 shares of preferred stock to 2,250,000 shares of preferred stock with a par value of $0.001 per share.

Meeting Not Required

Title 8, Section 228 of the Nevada General Corporation Law provides that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by the stockholders holding at least a majority of the outstanding shares of common stock voted in favor of the proposal.

Furnishing Information

This information statement is being furnished to all holders of our common stock and preferred stock.  The Form 10-K for the year ending December 31, 2015 and all subsequent filings may be viewed on the Securities and Exchange Commission web site at www.sec.gov in the EDGAR Archives and are incorporated herein by reference.

Dissenters Rights of Appraisal

There are no dissenter’s rights of appraisal applicable the four actions being voted upon.

Proposals by Security holders

No security holders entitled to vote has transmitted any proposals to be acted upon by you.

Security Ownership of Certain Beneficial Owner and Management

The following tables set forth, as of February 17, 2017, the beneficial shareholdings of persons or entities holding five percent or more of our common stock, each director individually, each named executive officer and all directors and officers as a group.  Each person has sole voting and investment power with respect to the shares of common stock shown, and all ownership is of record and beneficial.

COMMON STOCK
Beneficial Owner	Amount & Nature of Ownership	Percentage of Class	Total Voting Power	Percentage of Voting Power When Voting with Class A Preferred and Class B Preferred

Vikram Grover 111 N 4th Avenue St. Charles, IL 60174	0	0.00%	0	0.00%

Barbara Laken 2130 N. Lincoln Park West, #8N Chicago, IL 60614	0	0.00%	0	0.00%

David Dorwart 415 McFarlan Road, Suite 108 Kennett Square, PA 19348	0	0.00%	0	0.00%

All officers and directors as a group (2 individuals)	0	0.00%	0	0.00%

SERIES A PREFERRED STOCK
Beneficial Owner	Amount & Nature of Ownership	Percentage of Class	Total Voting Power	Percentage of Voting Power

Vikram Grover 111 N 4th Avenue St. Charles, IL 60174	0	0.00%	0	0.00%

Barbara Laken 2130 N. Lincoln Park West, #8N Chicago, IL 60614	0	0.00%	0	0.00%

David Dorwart 415 McFarlan Road, Suite 108 Kennett Square, PA 19348	0	0.00%	0	0.00%

All officers and directors as a group (2 individuals)	0	0.00%	0	0.00%

Siren GPS (1) 9272 Olive Boulevard St. Louis, MO 61312	7,500,000	100.00%	150,000,000	0.00%

[1]	Owned by Siren GPS, a private corporation owned and controlled by Paul Rauner, our former officer and director.

SERIES B PREFERRED STOCK
Beneficial Owner	Amount & Nature of Ownership	Percentage of Class	Total Voting Power	Percentage of Voting Power

Vikram Grover 111 N 4th Avenue St. Charles, IL 60174	8,663,279	5.35%	8,663,279,000	2.60%

Barbara Laken (1) 2130 N. Lincoln Park West, #8N Chicago, IL 60614	100,000,000	61,72%	100,000,000,000	30.05%

David Dorwart (2) 415 McFarlan Road, Suite 108 Kennett Square, PA 19348	20,000,000	12.34%	20,000,000,000	6.00%

All officers and directors as a group (2 individuals)	128,663,279	79.41%	128,663,279,000	38.66%

CMG Holdings Group, Inc. (1) 2130 N. Lincoln Park West, #8N Chicago, IL 60614	100,000,000	61.72%	100,000,000,000	30.05%

[1]	Owned by CMG Holdings Group, Inc. a publicly traded corporation whose president is the husband of Barbara Laken, our officer and director.
[2]	5,000,0000 shares are Owned by Britton & Sssociates, LLC and 15,000,000 shares are owned by Silver Lining which are controlled by David Dorwart our director.

SERIES C PREFERRED STOCK
Beneficial Owner	Amount & Nature of Ownership	Percentage of Class	Total Voting Power	Percentage of Voting Power

Vikram Grover 111 N 4th Avenue St. Charles, IL 60174	0	0.00%	0	0.00%

Barbara Laken (1) 2130 N. Lincoln Park West, #8N Chicago, IL 60614	1,000	100.00%	168,642,198,551	51.00%

David Dorwart 415 McFarlan Road, Suite 108 Kennett Square, PA 19348	0	0.00%	0	0.00%

All officers and directors as a group (2 individuals)	0	0.00%	168,642,198,551	51.00%

CMG Holdings Group, Inc. (1) 2130 N. Lincoln Park West, #8N Chicago, IL 60614	1,000	100%	168,642,198,551	51.00%

[1]	Owned by CMG Holdings Group, Inc. a publicly traded corporation whose president is the husband of Barbara Laken, our officer and director.

We are not categorized as a “shell company” as that term is defined in Reg. 405 of the Act. A “shell company” is a corporation with no or nominal assets or its assets consist solely of cash, and no or nominal operations

On February 17, 2017, we had 1,995,840,000 shares of common stock outstanding; 7,500,000 shares of Series A Preferred Stock outstanding with each Series A Preferred share having 20 votes; 162,028,779 shares of Series B Preferred Stock outstanding with each Series B Preferred share having 1,000 votes per share 1,000 shares of Series C Preferred Stock outstanding with the holders of the Series C as a single class entitled to vot the equivalent of 51% of all shares entitled to vote.  The total voting power of the outstanding common and preferred stock is 332,816,817,551 votes.  166,408,408,777 votes are required to pass each resolution described above.

REVERSE STOCK SPLIT

On February 17, 2017, our board of directors and our principal stockholders holding a majority of our voting power approved a reverse stock split of our issued and outstanding shares of common and preferred stock, on a one (1) share for one thousand (1,000) shares basis.   The effective date of the split was approved bt the board of directors February 17, 2017 to take effect upon approval of the reverse by FINRA.

All shares of our common stock have equal rights and privileges with respect to voting, liquidation and dividend rights.  Each share entitles the holder thereof to (i) one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders; (ii) to participate equally and to receive any and all such dividends as may be declared by the board of directors; and (iii) to participate pro rata in any distribution of assets available for distribution upon liquidation.  Holders of our common stock have no preemptive rights to acquire additional shares of common stock or any other securities.  The common stock is not subject to redemption and carries no subscription or conversion rights.

Amendment to Articles of Incorporation

In connection with the Reverse Stock Split, which filed,  we will have as a result of the split,  1,995,840 shares of common stock outstanding; 7,500 shares of Series A Preferred Stock outstanding with each Series A Preferred share having 20 votes; 162,029 shares of Series B Preferred Stock outstanding with each Series B Preferred share having 1,000 votes per share, 1 share of Series C Preferred Stock outstanding with the holders of the Series C as a single class entitled to vote the equivalent of 51% of all shares entitled to vote .  The total voting power of the outstanding common and preferred stock will be 332,816,818 votes.  166,408,409 votes will be required to pass each resolution described above. Our shares of common stock vote with our preferred stock as a single class on all matters submitted to our shareholders.

 Under applicable Nevada law, a corporation may effect a reverse stock split without correspondingly decreasing the number of authorized shares of the same class or series if:

(a)	The board of directors adopts a resolution setting forth the proposal to decrease the number of issued and outstanding shares of a class or series; and
(b)	The proposal is approved by the vote of stockholders holding a majority of the voting power of the outstanding shares of the affected class or series.

As our board of directors has approved the Reverse Stock Split and stockholders holding a majority of our outstanding shares of common stock have also approved the split by written consent, we are not required to change our authorized capitalization.  Accordingly, our amendment to our articles of incorporation reflects that our outstanding shares have been reverse split, but that our capitalization will be unchanged. Upon the effectiveness of the split, each share of our issued and outstanding common stock will be reverse split on a one (1) share for (1.000) shares basis.   Stockholders who would otherwise be entitled to receive fractional shares, because they hold a number of shares of common stock that is not evenly divided by the split ratio, will have the number of new shares to which they are entitled rounded up to the next whole number of shares.  No stockholders will receive cash in lieu of fractional shares.

Effect of the Reverse Stock Split

Split shares of common stock issued in connection with the Reverse Stock Split will be fully paid and non-assessable. The number of stockholders will remain unchanged as a result of the Reverse Stock Split. The Reverse Stock Split will decrease the number of outstanding common shares but will not affect any stockholder’s proportionate interest in our company prior to the closing of the Share Exchange, except for minor differences resulting from the rounding up of fractional shares.  The par value of our common stock will remain unchanged at $0.001.  While the aggregate par value of our outstanding common stock will be decreased, our additional paid-in capital will be increased by a corresponding amount.  Therefore, the Reverse Stock Split will not affect our total stockholders’ equity.  All share and per share information will be retroactively adjusted to reflect the split for all periods presented in our future financial reports and regulatory filings.

Although it is generally expected that a reverse split will result in a proportionate increase in the market price of the split shares, there can be no assurance that our common stock will trade at a multiple of our current price, or that any price increase will occur or be sustained. If the market price of our stock declines after the implementation of the Reverse Stock Split, the percentage decline as an absolute number and as a percentage of our overall market capitalization would be greater than would be the case in the absence of the reverse split.

Furthermore, the possibility exists that the reduction in the number of outstanding shares will adversely affect the market for our common stock by reducing the relative level of liquidity.  In addition, the Reverse Stock Split may increase the number of the stockholders who own odd lots, or less than 100 shares.  Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, there can be no assurance that the Reverse Stock Split will achieve the desired results outlined above.

        Following the Reverse Stock Split, we will have issued and outstanding approximately 1,995,840 shares of common stock outstanding; 7,500 shares of Series A Preferred Stock outstanding with each Series A Preferred share having 20 votes; 162,029 shares of Series B Preferred Stock outstanding with each Series B Preferred share having 1,000 votes per share, 1 share of Series C Preferred Stock outstanding with the holders of the Series C as a single class entitled to vot the equivalent of 51% of all shares entitled to vote .  The total voting power of the outstanding common and preferred stock will be 332,816,818 votes.  166,408,409, votes will be required to pass each resolution described above. Our shares of common stock vote with our preferred stock as a single class on all matters submitted to our shareholders, without giving effect to the rounding up of fractional shares.

       We will not become a private company as a result of the reverse split.  We expect that our common stock will continue to be quoted on the OTC Markets, Inc. - PINK and we plan to continue to file periodic and other reports with the SEC under the Exchange Act.

Following the Reverse Stock Split, the share certificates you now hold will be replaced with new certificates. You are not required to exchange your certificates for new certificates.   The old certificates now in your possession will be cancelled.   In the future, new share certificates will be issued reflecting the stock split, but this in no way will affect the validity of your current share certificates.  The reverse split will occur on the effective date without any further action on the part of our stockholders.  After the effective date of the reverse split, each share certificate representing shares of pre-split common stock will be deemed to represent 1/1,000th shares of post-split ECOS common stock.  Certificates representing post-split common stock will be issued in due course by our transfer agent:  Action Stock Transfer Corporation, 2469 Fort Union Blvd., Suite 214, Salt Lake City, Utah 84121.  Its telephone number is (801) 274-1088.

We request that stockholders do not send in any of their stock certificates at this time.

As applicable, new share certificates evidencing post-split shares that are issued in exchange for old pre-split certificates representing restricted shares, will contain the same restrictive legend as on the old certificates.  Also, for purposes of determining the term of the restrictive period applicable to the new post-split shares, the time period during which a stockholder has held their existing pre-split shares will be included in the total holding period.

Accounting Matters

The par value per share of the common stock will remain unchanged after the Reverse Stock Split. As a result, on the effective date of the Reverse Stock Split, the stated capital on the balance sheet attributable to the common stock will be reduced proportionally, based on the exchange ratio of the Reverse Stock Split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of the common stock outstanding. The company does not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

No Appraisal Rights

Under Nevada Corporations Law, stockholders are not entitled to appraisal rights with respect to the proposed Reverse Stock Split and amendment to our articles of incorporation.

United States Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material U.S. federal income tax consequences of the Reverse Stock Split to a stockholder (hereinafter a “U.S. stockholder”) that is a “United States person,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”).  This summary is not intended to be a complete discussion of all possible U.S. federal income tax consequences of the Reverse Stock Split and is included for general information purposes only.  Further, it does not address any state, local or foreign income or other tax consequences.  For example, state and local tax consequences of the Reverse Stock Split may vary significantly as to each U.S. stockholder, depending upon the state in which such stockholder resides or does business.  Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities.  In addition, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our shares through such entities.

The discussion below is based on the provisions of the U.S. federal income tax law as of the date hereof, which are subject to change retroactively as well as prospectively. This summary also assumes that the shares held by a U.S. stockholder prior to the Reverse Stock Split (“Old Shares”) were, and the shares owned by such stockholder immediately after the Reverse Stock Split (“New Shares”) will be, held as “capital assets,” as defined in the Code, generally property held for investment.  The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder.  The discussion below regarding the U.S. federal income tax consequences of the Reverse Stock Split also is not binding on the Internal Revenue Service or the courts.  Accordingly, each stockholder is urged to consult with his, her or its own tax advisor with respect to the tax consequences of the Reverse Stock Split.

No gain or loss should be recognized by a U.S. stockholder upon such stockholder’s exchange, or deemed exchange, of Old Shares for New Shares pursuant to the Reverse Stock Split. The aggregate tax basis and holding period of the New Shares received in the Reverse Stock Split should be the same as such stockholder’s aggregate tax basis and holding period in the Old Shares being exchanged.   Special tax basis and holding period rules may apply to holders that acquired different blocks of stock at different prices or at different times.  Holders should consult their own tax advisors as to the applicability of these special rules to their particular circumstances.

We are hereby notifying our stockholders of the approval of the Reverse Stock Split and, pursuant to the Exchange Act, filing this Information Statement on Schedule 14C, which will be mailed to all stockholders of record as of the record date established therefore.

THE PROPOSAL TO DECREASE THE AUTHORIZED SHARES OF COMMON STOCK

Our Board of Directors has approved, subject to stockholders’ approval, an amendment to our Articles of Incorporation to decrease the number of authorized shares of common stock from two billion (2,000,000,000) shares to one hundred million (100,000,000) shares, par value $0.001 per shares, par value $0.001 per share,   A copy of the amendment is attached hereto as Appendix A.

Reason for the Amendment

We are currently authorized to issue 2,000,000,000 shares of common stock with a par value of $0.001 per share. Currently, there are 1,995,840,000 shares of common stock issued and outstanding. Afer the 1,000 to 1 reverse, the number decreases approximately to 1,995,840 shares of common stock.  We believe that a company with our size, does not need to have that many shares authorized or issued.  A summary of the outstanding promissory notes is as follows:

OUTSTANDING PROMISSORY NOTES
Lender	Amount Owed	Number of Common Shares Issuable Upon Conversion of the Entire Amount

Iconic Holdings, LLC	$100,000	1,000,000

HGT Capital, LLC (1)	$50,000	5,000,000

SirenGPS	$60,000	375,000

ViaOne Managed Service, LLC	$363,000	0

Silver Linings Management, LLC (2)	$13,440	67,200

TOTAL	$586,440	6,442,200

(1)   HGT Capital, LLC is in litigation with the Company.  The Company disputes any shares upon conversion of the $50,000 debt.

        (2)   Silver Linings Management, LLC is controlled by David Dorwart our director which has a right to 10% interest, and coverts to  common stock at $0.02 per share - after the reverse.

More generally, the decrease in the authorized number of shares of common stock will enable us to engage in possible future financings on better terms.

After the decrease in the authorized number of shares of common stock, there will be available for issuance approximately, 98,004,160 shares of common stock and 2,080,470 shares of preferred stock.  The par value of our common stock will remain $0.001 share.  The relative rights and limitations of the shares of common stock would remain unchanged under the decrease in authorized shares of common stock.  Our shares of common stock vote with our preferred stock as a single class on all matters submitted to our shareholders.

Certain Effects of the Amendment

The decrease in authorized shares of common stock is not being proposed as a means of preventing or dissuading a change in control or takeover of us. However, use of these shares for such a purpose is possible. Authorized but unissued or unreserved common stock, for example, could be issued in an effort to dilute the stock ownership and voting power of persons seeking to obtain control of us or could be issued to purchasers who would support the Board of Directors in opposing a takeover proposal. In addition, the increase in authorized shares of common stock, if approved, may have the effect of discouraging a challenge for control or make it less likely that such a challenge, if attempted, would be successful. The Board of Directors and our executive officers have no knowledge of any current effort to obtain control of us or to accumulate large amounts of shares of our common stock.

The holders of shares of our Common are not entitled to preemptive rights with respect to the issuance of additional shares of Common or securities convertible into or exercisable for shares of Common Stock.
The proposed amendment to the Articles of Incorporation does not change the terms of the Common Stock. The reduced shares of Common Stock for which authorization is sought will have the same voting rights, the same rights to dividends and distributions and will be identical in all other respects to the Common Stock now authorized.
Our shares of common stock votes with our classes of preferred stock as a single class on all matters submitted to our shareholders.

THE PROPOSAL TO INCREASE THE AUTHORIZED SHARES OF PREFERRED STOCK

       Our Board of Directors has approved, subject to stockholders’ approval, an amendment to our Articles of Incorporation to decrease the number of authorized shares of preferred stock from four hundred fifty million (450,000,000) shares to two million two hundred fifty thousand (2,250,000) shares, par value $0.001 per share, .  A copy of the amendment is attached hereto as Appendix A.

Reason for the Amendment

       We are currently authorized to issue 450,000,000 shares of common stock with a par value of $0.001 per share.  Currently there are 169,529,779 shares of preferred stock issued and outstanding. After the 1,000 to 1 reverse, the number decreases approximately to 169,530 shares of preferred stock.  We believe that a company with our size, does not need to have that many shares authorized or issued. :

More generally, the decrease in the authorized number of shares of preferred stock will enable us to engage in possible future financings.

    After the decrease in the authorized number of shares of preferred , there will be available for issuance approximately, 2,080,470 shares of preferred stock.  The par value of our preferred stock will remain $0.001 share.  The relative rights and limitations of the shares of  preferred stock would remain unchanged under the decrease in authorized shares of preferred stock.  Our shares of preferred stock vote as a single class on all matters submitted to our shareholders.

Certain Effects of the Amendment

The decrease in authorized shares of prefered stock is not being proposed as a means of preventing or dissuading a change in control or takeover of us. However, use of these shares for such a purpose is possible. Authorized but unissued or unreserved preferred stock, for example, could be issued in an effort to dilute the stock ownership and voting power of persons seeking to obtain control of us or could be issued to purchasers who would support the Board of Directors in opposing a takeover proposal. In addition, the increase in authorized shares of common stock, if approved, may have the effect of discouraging a challenge for control or make it less likely that such a challenge, if attempted, would be successful. The Board of Directors and our executive officers have no knowledge of any current effort to obtain control of us or to accumulate large amounts of shares of our common stock.

The holders of shares of our Preferred Stock are not entitled to preemptive rights with respect to the issuance of additional shares of Preferred Stock or securities convertible into or exercisable for shares of Common Stock.

    The proposed amendment to the Articles of Incorporation does not change the terms of the Peferred Stock. The reduced shares of Preferred Stock for which authorization is sought will have the same voting rights, the same rights to dividends and distributions and will be identical in all other respects to the Preferred Stock now authorized.

    Our shares of common stock votes with our classes of preferred stock as a single class on all matters submitted to our shareholders.

GOOD GAMING, INC.

VIKRAM GROVER
Vikram Grover President
April 11, 2017

Appendix A

Certificate of Amendments to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issance of Stock)

1.    Name of corporation:   GOOD GAMING, INC.

2.     The articles have been amended as follows:

Reverse Split

    5.1           Each 1,000 shares of the corporation's common and preferred stock issued and outstanding prior to the effective date shall automatically be reclassified and changed into one new share.  The holder hereof, shall be entitled to receive upon surrender of their old certificate issued prior to the split, to the Corporation's transfer agent for cancellation, to receive a new certificate representing the number of shares owned after the split.  Any fractional share shall be rounded to the next whole share.

Capital Stock

5.2           Authorized Capital Stock.  The aggregate number of shares which this Corporation shall have authority to issue is one hundred and two million two hundred fifty thousand (102,250,000) shares, consisting of (a) one hundred million (100,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”) and (b) two million two hundred fifty thousand (2,250,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided in attached Exhibit A.

A description of the classes of shares and a statement of the number of shares in each class and the relative rights, voting power, and preferences granted to and restrictions imposed upon the shares of each class are as follows:

5.3           Common Stock.  Each share of Common Stock shall have, for all purposes one (1) vote per share.  Subject to the preferences applicable to Preferred Stock outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore.  The holders of Common Stock issued and outstanding have and possess the right to receive notice of shareholders’ meetings and to vote upon the election of directors or upon any other matter as to which approval of the outstanding shares of Common Stock or approval of the common shareholders is required or requested.

5.4           Preferred Stock.  The Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, by resolution adopted and filed in accordance with law, to provide for the issue of such series of shares of Preferred Stock. Each series of shares of Preferred Stock:

(a) may have such voting powers, full or limited, or may be without voting powers;

(b) may be subject to redemption at such time or times and at such prices as determine by the Board of Directors;

(c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock;

(d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation;

(e) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation or such other corporation or other entity at such price or prices or at such rates of exchange and with such adjustments;

(f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;

(g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation; and

(h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, in each case as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock. Shares of Preferred Stock of any series that have been redeemed or repurchased by the Corporation (whether through the operation of a sinking fund or otherwise) or that, if convertible or exchangeable, have been converted or exchanged in accordance with their terms shall be retired and have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may, upon the filing of an appropriate certificate with the Secretary of State of the State of Nevada be reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock.

5.5           Class A Preferred Shares.  The total number of shares of Class A Preferred Shares the Corporation shall have the authority to issue is Two Million (2,000,000) shares, with a stated par value of $0.001 per share. The designations, powers, preferences, rights and restrictions granted or imposed upon the Class A Preferred Shares and holders thereof are as follows:

(a) Liquidation Preference.

i. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Class A Preferred Shares shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus of any nature, an amount equal to the stated par value less the aggregate amount of all prior distributions to its Preferred Shareholders made to holders of all classes of Preferred Shares, plus any accrued previously declared but unpaid dividends (the amount so determined being hereinafter referred to as the “liquidation Preference”). No distribution shall be made to the holders of the Common Shares upon liquidation, dissolution, or winding up until after the full amount of the Liquidation Preference has been distributed or provided to the holders of the Preferred Shares.

ii. If, upon such liquidation, dissolution or winding up the assets thus distributed among the Preferred Shareholders shall be insufficient to permit payment to such shareholders of the full amount of the Liquidation Preference, the entire assets of the Corporation shall be distributed ratably among the holders of all classes of Preferred Shares.

iii. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, when the Corporation has completed distribution of the full Liquidating Preference to the holders of the Class A Preferred Shares, the Class A Preferred Shares shall be considered to have been redeemed, and thereafter, the remaining assets of the Corporation shall be paid in equal amounts on all outstanding shares of Common Stock.

iv. A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation shall not be deemed a liquidation, dissolution or winding up within the meaning of this subsection 5.4(a).

(b) Conversion Rights. At any time, holders of the Class A Preferred Shares who endorse the share certificates and deliver them together with a written notice of their intent to convert to the Corporation at its principal office, shall be entitled to convert such shares and receive twenty (20) shares of Common Stock for each share being converted. Such conversion is subject to the following adjustments, terms, and conditions:

i. If the number of outstanding shares of Common Stock has been decreased since the initial issuance of the Class A Preferred Shares (or series having conversion rights (by reason of any split, stock dividend, merger, consolidation or other capital change or reorganization affecting the number of outstanding shares of Common Stock), the number of shares of Common Stock to be issued on conversion to the holders of Class A Preferred Shares shall not be adjusted unless by appropriate amendment of this article. If the number of outstanding shares of Common Stock has been increased since the initial issuance of the Class A Preferred Shares (or series having conversion rights (by reason of any split, stock dividend, merger, consolidation or other capital change or reorganization affecting the number of outstanding shares of Common Stock), the number of shares of Common Stock to be issued on conversion to the holders of Class A Preferred Shares shall equitably be adjusted by appropriate amendment of this article, and other articles as applicable.

ii. Shares converted under this article shall not be reissued. The Corporation shall at all times reserve and keep available a sufficient number of authorized but unissued common shares, and shall obtain and keep in effect any required permits to enable it to issue and deliver all common shares required to implement the conversion rights granted herein.

iii. No fractional shares shall be issued upon conversion, but the Corporation shall pay cash for any fractional shares of Common Stock to which shareholders may be entitled at the fair value of such shares at the time of conversion. The board of directors shall determine such fair value.

(c) Voting Rights.

i. Voting. With respect to each matter submitted to a vote of stockholders of the Corporation, each holder of Class A Preferred Shares shall be entitled to cast that number of votes which is equivalent to the number of shares of Class A Preferred Shares owned by such holder times twenty (20). The Company shall not, without the affirmative vote or written consent of the holders of at least a majority of the outstanding Class A Preferred Shares (i) authorize or create any additional class or series of stock ranking prior to or on a parity with the Class A Preferred Shares as to the dividends or the distribution of assets upon liquidation, or (ii) change any of the rights, privileges or preferences of the Class A Preferred Shares.

ii. Class Vote. Except as otherwise required by law or by this Section 5.5(c), holders of the Corporation's Common Stock and Class A Preferred Shares shall vote as a single class on all matters submitted to the stockholders.

5.6           Class B Preferred Shares.  The total number of shares of Class B Preferred Shares the Corporation shall have the authority to issue is Two Hundred Forty Nine Thousand Nine hundred ninety nine (249,999), with a stated par value of $0.001 per share. The designations, powers, preferences, rights and restrictions granted or imposed upon the Class B Preferred Shares and holders thereof are as follows:

(a) Liquidation Preference.

i. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Class B Preferred Shares shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus of any nature, an amount equal to the stated par value less the aggregate amount of all prior distributions to its Preferred Shareholders made to holders of all classes of Preferred Shares, plus any accrued previously declared but unpaid dividends (the amount so determined being hereinafter referred to as the “liquidation Preference”). No distribution shall be made to the holders of the Common Shares upon liquidation, dissolution, or winding up until after the full amount of the Liquidation Preference has been distributed or provided to the holders of the Preferred Shares.

ii. If, upon such liquidation, dissolution or winding up the assets thus distributed among the Preferred Shareholders shall be insufficient to permit payment to such shareholders of the full amount of the Liquidation Preference, the entire assets of the Corporation shall be distributed ratably among the holders of all classes of Preferred Shares.

iii. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, when the Corporation has completed distribution of the full Liquidating Preference to the holders of the Class B Preferred Shares, the Class B Preferred Shares shall be considered to have been redeemed, and thereafter, the remaining assets of the Corporation shall be paid in equal amounts on all outstanding shares of Common Stock.

iv. A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation shall not be deemed a liquidation, dissolution or winding up within the meaning of this subsection 5.5(a).

(b) Conversion Rights. At any time, holders of the Class B Preferred Shares who endorse the share certificates and deliver them together with a written notice of their intent to convert to the Corporation at its principal office, shall be entitled to convert such shares and receive two hundred (200) shares of Common Stock for each share being converted. Such conversion is subject to the following adjustments, terms, and conditions:

i. If the number of outstanding shares of Common Stock has been decreased since the initial issuance of the Class B Preferred Shares (or series having conversion rights (by reason of any split, stock dividend, merger, consolidation or other capital change or reorganization affecting the number of outstanding shares of Common Stock), the number of shares of Common Stock to be issued on conversion to the holders of Class B Preferred Shares shall not be adjusted unless by appropriate amendment of this article. If the number of outstanding shares of Common Stock has been increased since the initial issuance of the Class B Preferred Shares (or series having conversion rights (by reason of any split, stock dividend, merger, consolidation or other capital change or reorganization affecting the number of outstanding shares of Common Stock), the number of shares of Common Stock to be issued on conversion to the holders of Class B Preferred Shares shall equitably be adjusted by appropriate amendment of this article, and other articles as applicable.

ii. Shares converted under this article shall not be reissued. The Corporation shall at all times reserve and keep available a sufficient number of authorized but unissued common shares, and shall obtain and keep in effect any required permits to enable it to issue and deliver all common shares required to implement the conversion rights granted herein.

iii. No fractional shares shall be issued upon conversion, but the Corporation shall pay cash for any fractional shares of Common Stock to which shareholders may be entitled at the fair value of such shares at the time of conversion. The board of directors shall determine such fair value.

(c) Voting Rights.

i. Voting. With respect to each matter submitted to a vote of stockholders of the Corporation, each holder of Class B Preferred Shares shall be entitled to cast that number of votes which is equivalent to the number of shares of Class B Preferred Shares owned by such holder times one thousand (1,000). The Company shall not, without the affirmative vote or written consent of the holders of at least a majority of the outstanding Class B Preferred Shares (i) authorize or create any additional class or series of stock ranking prior to or on a parity with the Class B Preferred Shares as to the dividends or the distribution of assets upon liquidation, or (ii) change any of the rights, privileges or preferences of the Class B Preferred Shares.

ii. Class Vote. Except as otherwise required by law or by this Section 5.6(c), holders of the Corporation's Common Stock and Class B Preferred Shares shall vote as a single class on all matters submitted to the stockholders.

5.7           Class C Preferred Shares.  The total number of shares of Class C Preferred Shares the Corporation shall have the authority to issue is One (1) share, with a stated par value of $0.001 per share. The designations, powers, preferences, rights and restrictions granted or imposed upon the Class C Preferred Shares and holders thereof are as follows:

(a) Liquidation Preference.

i.           In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Class C Preferred Shares shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus of any nature, an amount equal to the stated par value less the aggregate amount of all prior distributions to its Preferred Shareholders made to holders of all classes of Preferred Shares, plus any accrued previously declared but unpaid dividends (the amount so determined being hereinafter referred to as the “liquidation Preference”). No distribution shall be made to the holders of the Common Shares upon liquidation, dissolution, or winding up until after the full amount of the Liquidation Preference has been distributed or provided to the holders of the Preferred Shares.

ii.           If, upon such liquidation, dissolution or winding up the assets thus distributed among the Preferred Shareholders shall be insufficient to permit payment to such shareholders of the full amount of the Liquidation Preference, the entire assets of the Corporation shall be distributed ratably among the holders of all classes of Preferred Shares.

iii. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, when the Corporation has completed distribution of the full Liquidating Preference to the holders of the Class C Preferred Shares, the Class C Preferred Shares shall be considered to have been redeemed, and thereafter, the remaining assets of the Corporation shall be paid in equal amounts on all outstanding shares of Common Stock.

iv. A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation shall not be deemed a liquidation, dissolution or winding up within the meaning of this subsection 5.5(a).

(b) Voting Rights.

i. Voting. With respect to each matter submitted to a vote of stockholders of the Corporation, the holders of Class C Preferred Shares voting as a single class shall be entitled to cast that number of votes which is equivalent to fifty-one (51%) percent of all shares entitled to vote. The Company shall not, without the affirmative vote or written consent of the holders of at least a majority of the outstanding Class C Preferred Shares (i) authorize or create any additional class or series of stock ranking prior to or on a parity with the Class C Preferred Shares as to the dividends or the distribution of assets upon liquidation, or (ii) change any of the rights, privileges or preferences of the Class C Preferred Shares.

ii. Class Vote. Except as otherwise required by law or by this Section 5.5(c), holders of the Corporation's Common Stock and Class C Preferred Shares shall vote as a single class on all matters submitted to the stockholders.  For as long as none of the issued and outstanding Class C Preferred Shares are converted to Common Stock, three (3) directors (the “Series C Directors”) shall be elected by the majority of all the outstanding shares of Series C Preferred Stock voting as a separate series. The foregoing provisions in this Section 5.5(c), are subject to any limitations imposed by statute or applicable law.  In the event of a vacancy on the Board of Directors created by the resignation, death or removal of the Series C Director, such vacancy shall be filled exclusively: (i) by the Corporation’s Board of Directors upon receipt by the Board of Directors of, and in accordance with, written consents specifying the new director to fill such vacancy and signed by the holders of a majority of the shares of the Series C Preferred Stock then outstanding, voting as a separate series, or (ii) by vote or written consent of the holders of a majority of the Series C Preferred Stock then outstanding, voting as a separate series.

ARTICLE 6.

No Further Assessments

6.1           The capital stock, after the amount of the subscription price determined by the board of directors has been paid in money, property, or services, as the Directors shall determine, shall be subject to no further assessment to pay the debts of the Corporation, and no stock issued as fully paid up shall ever be assessable or assessed, and these Articles of Incorporation shall not and cannot be amended, regardless of the vote therefore, so as to amend, modify or rescind this Article 6.

ARTICLE 7.

No Preemptive Rights

7.1           Except as otherwise set forth herein, none of the shares of the Corporation shall carry with them any preemptive right to acquire additional or other shares of the corporation and no holder of any stock of the Corporation shall be entitled, as of right, to purchase or subscribe for any part of any unissued shares of stock of the Corporation or for any additional shares of stock, of any class or series, which may at any time be issued, whether now or hereafter authorized, or for any rights, options, or warrants to purchase or receive shares of stock or for any bonds, certificates of indebtedness, debentures, or other securities.

ARTICLE 8.

No Cumulative Voting

8.1           There shall be no cumulative voting of shares.

ARTICLE 9.

Election Not to be Governed By Provisions of NRS 78.411 to 78.444.

9.1 The Corporation, pursuant to NRS 78.434, hereby elects not to be governed by the provisions of NRS 78.411 to 78.444, inclusive.

ARTICLE 10.

Indemnification of Officers and Directors

10.1 Indemnification of Officers and Directors. The Corporation shall indemnify its directors, officers, employee, fiduciaries and agents to the fullest extent permitted under the Nevada Revised Statutes.

10.2 Indemnification Rights. Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person for whom he is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another Corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the law of the State of Nevada from time to time against all expenses, liability and loss (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him  in connection therewith. Such right of indemnification shall be a contract right that may be enforced in any manner desired by such person.  Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any By-Law, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article.

10.3 Changes to Indemnification Rights; Insurance. Without limiting the application of the foregoing, the Board of Directors may adopt By-Laws from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by the law of the State of Nevada and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation as a director of officer of another Corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.

10.4 Exemption for Private Property. The private property of the Stockholders, Directors and Officers shall not be subject to the payment of corporate debts to any extent whatsoever.

10.5 No Personal Liability. No director, officer or shareholder shall have any personal liability to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this provision does not eliminate nor limit in any way the liability of a director or officer for:

(a) Acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

(b) The payment of dividends in violation of Nevada Revised Statutes (N.R.S.) 78.300.

3.	The vote by which the stockholders holding shares in the corporation entitled them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in a case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 297,305,477,551, or 89.33%.

4.	Effective date and time of filing:	Date: March 3, 2017	Time: 12:00 noon PST

5.	Signature